 MEMORANDUM OF UNDERSTANDING (MOU)

This MOU is signed by:

Party A: WorldTradeShow.com, Inc. (WTSW)
3665 Ruffin Road, Suite 225, San Diego, California, U.S.A.
Tel: (858) 292-9637, Fax: (858) 292-9641

Party B: BUSINESS.com.VN Co., Ltd. (BizVN)
Quang Trung Software City, Hall 5, District 12, Ho Chi Minh City, Vietnam
Tel: (84.8) 715-5158 Fax: (84.8) 715-5164

Under the result of working day dated May 6th, 2003, the two parties have agreed to work cooperatively as strategic partners in marketing Vietnamese enterprises via the Internet to Asia primarily. In return, the parties desire to have a revenue sharing partnership.

Vietnam with a population of over 80 million people is the fastest growing economy in the world with a 7% increase on their GDP in 2002. In June of 2001, Vietnam signed the Bilateral Trade Agreement with the United States to expand business opportunities for both countries, then Decree No. 33/2002/QD-TTg dated February 08, 2002 by Vietnam’s Prime Minister was approved to begin implementing Vietnam Internet development plan for the 2001-2005. Both of these significant events marked the beginning of great economic opportunities for Business.com.VN Co., Ltd. and WorldTradeShow.com, Inc. to participate and capitalize in the countries’ growth for online business tradeshows marketing.

Party B:
BizVN is developing an exclusive e-commerce Global Business platform to promote, market and sell products and services of qualified Vietnamese companies. The company is currently working with the Vietnamese Government to produce a comprehensive directory portal listing various companies throughout Vietnam. The Business.com.VN website provides value added online services to these Vietnamese enterprises in order to showcase their businesses. In addition, they will be marketed in more than 1000 Internet Cafés throughout Viet Nam and worldwide via links to/from the WTSW website, CD-ROM and periodicals. BizVN will generate revenue from recurring sponsorship from businesses posting their advertisements. BizVN desires to have a revenue sharing partnership with WTSW.

Party A:
WTSW will establish a “Vietnam Virtual TradeShow 2004” e-commerce Website in conjunction with BizVN, which posts all related travel/tourism and export/import Vietnamese associations, to introduce their products and services on the Virtual WorldTradeShow Fair for Vietnam. It will run continually to present Vietnamese products and services. BizVN agrees to allow WTSW to make a reciprocal link with its primary Vietnamese website. WTSW desires to have a revenue sharing partnership with BizVN through online advertising and marketing services for its Vietnamese customers.

_______________________________ _______________________________
Mr. Sheldon Silverman (Party A) Mr. Trung Vuong, Director (Party B)
CEO Vice-President

Quang Trung Software City, Hall 5, District 12, Ho Chi Minh City, Vietnam
Tel: (84.8) 715-5158 Fax: (84.8) 715-5164 Internet: